Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ADDOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Williams Controls, Inc. and subsidiaries of our reports dated December 18, 1997, relating to the consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for the year ended September 30, 1997, and the related financial statement schedule, which appear in the annual report on Form 10-K for the year ended September 30, 1999, and to the reference to our Firm under the caption "Experts" in the Prospectus..


/s/  HORWATH GELFOND HOCHSTADT PANGBURN & CO.
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HORWATH GELFOND HOCHSTADT PANGBURN & CO.

Denver, Colorado
July 24, 2000